Exhibit 10.1

THIRD EXTENSION AND AMENDMENT TO LEASE

THIS THIRD EXTENSION AND AMENDMENT TO LEASE made as of this 7th day of July 2020, by and between CPP II LLC, a Delaware limited liability company, with an address at c/o Oestreicher Properties Inc., 430 Park Avenue, 5th Floor, New York, New York 10022(“Landlord”), and SOLIGENIX, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540 (“Tenant”).

WHEREAS, Landlord is the owner of property located at 29 Emmons Drive, in the Township of West Windsor, County of Mercer and State of New Jersey (“Property”), known as Princeton Commerce Center; and

WHEREAS, by Lease dated the 7th day of February, 2012 (“Lease”), and a First Extension and Expansion to Lease dated November 21, 2014 (“First Extension”), Landlord leased to Tenant and Tenant rented from Landlord, Suite C-10 and Suite G-35 (“Old Leased Premises”), at the Property; and

WHEREAS, by execution of the Second Extension and Amendment to Lease dated October 5, 2017 (“Second Extension”), Landlord and Tenant agreed to extend the Lease term to October 31, 2020 and change the Leased Premises to all of Building B (the “Premises”); and

WHEREAS, the term of the Second Extension expires on October 31, 2020 and Landlord and Tenant each desire to extend the term of the Lease pursuant to the terms set forth in this Third Extension (the Lease, the First Extension, the Second Extension and the Third Extension hereinafter collectively shall be referred to as the “Lease”).

NOW, THEREFORE, the parties hereto, for good and valuable consideration, receipt of which is hereby acknowledged, agree to amend the Lease as follows:

1. All WHEREAS clauses set forth above are incorporated herein as terms of the Lease by reference.

2. Defined Terms. Each capitalized term used herein and not otherwise defined shall have the meaning given to it in the Lease.

3. Lease Term. Subject to terms and conditions hereof, the Lease for the Premises is extended for a period of two (2) years from November 1, 2020 to October 31, 2022.

4. Rent and Additional Rent. The Annual Base Rent for the period commencing November 1, 2020 through October 31, 2022 shall be calculated at the rate of $21.50 per square foot. Tenant shall, in addition to the Base Rent, pay to Landlord all sums which are designated as Additional Rent pursuant to the Lease. The parties acknowledge that Tenant’s Proportionate Share of Additional Rent for the Premises shall continue to be eight and seven hundred fifty-seven thousands (8.757%) percent.

5. Condition of Leased Premises. Tenant accepts the condition of the Premises “as is” and Landlord will not be required to perform any fit-up or tenant work with regard thereto.

6. Renewal Option. Tenant shall have no renewal options beyond the term set forth in this Third Extension.

7. Balance of Lease Terms. All other terms and conditions of the Lease, except where herein and before modified, shall remain in full force and effect.

8. No Additional Brokers. The parties hereby acknowledge each to the other that no broker has been involved in this transaction other than Paul Goldman of Commercial Property Network, Inc. and any commission due to shall be paid by Landlord pursuant to separate agreement.

In Witness Whereof, the parties have set their hands and seals, or caused these presents to be signed by their proper corporate officers and their proper corporate seal to be hereto affixed, the day and year first above written.

WITNESS/ATTEST	CPP II, LLC
Landlord

/s/ Jay Lowenstein
	BY:	Jay Lowenstein
Position:

WITNESS/ATTEST	SOLIGENIX, INC.
Tenant

Sarah Millen	/s/ Jonathan Guacino
Sarah Millen	By:	Jonathan Guacino
Finance Manager	Position:	Chief Financial Officer